Exhibit 99.2

P.O. Box 25099 • Richmond, VA 23260 • Phone: (804) 359-9311 • Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces Second Quarter Earnings

Richmond, VA, November 8, 2005 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that net income for the three-month period ended September 30, 2005, was $26.5 million, or $1.03 per diluted share, compared to $13.9 million, or $.54 per diluted share, in the second quarter of fiscal year 2005. For the first six months of fiscal year 2006, net earnings were $38.3 million, or $1.48 per diluted share, compared to $34.3 million, or $1.34 per diluted share in the six months ended September 30, 2004. The prior year’s results for the quarter and the six months reflected a charge of $14.9 million for European Commission fines on subsidiaries of the Company related to their tobacco buying practices in Spain. These non-deductible fines reduced the prior year earnings by $.58 per diluted share. Revenues were $919 million in the quarter and $1.8 billion for the first six months, compared to $860 million and $1.6 billion, respectively, in the prior year.

Tobacco segment revenues increased by 7% in the quarter and nearly 10% for the six months primarily due to shipment increases from Brazil and Africa. Tobacco results for the quarter were up sharply compared to the prior year’s second quarter due to the $14.9 million fine recorded last year. Excluding the fine, the tobacco earnings for the quarter increased by 3%, reflecting higher shipments of African and oriental tobaccos. In addition, the quarter benefited from improved operating efficiencies in the United States. These factors offset the continued weakness in South American results due to a poor quality, more expensive Brazilian crop. Excluding the prior year fine, six-month operating results for the segment were lower due to reduced operating margins on Brazilian tobacco, a lack of demand for blended strip products, and lower shipments of oriental tobacco. Higher costs due to the relative strength of the Brazilian currency and lower average leaf quality caused by adverse weather conditions have combined to reduce Brazilian operating margins for the current year. Oriental shipment volume declined in the current fiscal year due to customers requesting accelerated shipments at the end of fiscal year 2005, and therefore, sales that would normally have occurred during the first quarter of fiscal year 2006 were recorded during the fourth quarter of fiscal year 2005. For the six months, exchange losses in Zimbabwe of $6.8 million were offset by remeasurement gains on Brazilian net monetary assets.

The Company did not record a charge for the recently announced European Commission fine of €30 million (about $36 million) related to green tobacco buying practices in Italy. The fine was assessed on the Company after the European Commission revoked a Company subsidiary’s conditional immunity, which had been granted in 2002. Based on consultation with outside counsel, management believes that the terms of the immunity agreement were not breached and that immunity will be restored through the appeal of the decision in the courts.

Non-tobacco results were mixed for the quarter and six-month period. Performance of the lumber and building products operations was lower in the quarter and for the first six months, while the results for agri-products were substantially higher for the quarter and six-month period. Results for lumber and building

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Universal Corporation

products were lower due to ongoing price pressure from DIY retailers, which negatively affected margins in retail supply. This decline was partly offset by improved results in construction supply, which benefited from increased sales volume in the quarter and the six months, which was the primary cause of increased revenue in this segment.

Results for the agri-products segment increased due to higher volumes and cost control efforts. Both rubber and seeds benefited from improved market conditions. Agri-products revenues increased significantly because of volume increases in synthetic rubber and dried fruits and nuts, as well as higher prices in seeds and rubber.

Corporate expenses were lower in the quarter and the six months due to lower incentive compensation expense and lower costs associated with Sarbanes-Oxley compliance work. In addition, the six-month results benefited from delayed costs related to pension settlement and a currency gain on a foreign withholding tax refund. Interest expense was substantially higher for the quarter and six months due to higher short-term interest rates and increased borrowing levels. In addition, the consolidated effective income tax rates for the six months ended September 30, 2005 and 2004 were approximately 41% and 48%, respectively. The higher rate for the six months ended September 30, 2004, arose primarily because no income tax benefit was recognized on the $14.9 million charge recorded for a European Commission fine. The currency devaluation in Zimbabwe caused an increase in the effective income tax rate during the three and six months ended September 30, 2005.

Mr. King said, “The remainder of the fiscal year will continue to be challenging. Tobacco results for the second half of the year will continue to be hampered by the below-average quality of the Brazilian crop and the strength of the Brazilian currency, along with lower shipments from the Company’s oriental tobacco joint venture due to last year’s early shipments, and the lack of demand for blended products. The lumber and building products business will continue to contend with a weak European economy and the prospect of a stronger U.S. dollar, which would reduce translated euro-based results. In addition, higher interest costs and a high corporate income tax rate will have an impact on the year. The Company is addressing these challenges by reducing its capital spending levels, reducing tobacco segment overhead, and exploring ways to rationalize its operations.”

Additional information

The information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2005.

At 5:00 p.m. (Eastern Time) today, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the call will also be available for seven days at those web sites or by dialing 888-707-8786.

Universal Corporation (UVV:NYSE) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on March 31, 2005, were approximately $3.3 billion.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

(In thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$919,304	$860,171	$1,779,448	$1,597,312

Costs and expenses
Cost of goods sold	754,833	709,660	1,475,409	1,310,727
Selling, general and administrative expenses	99,933	85,820	200,499	180,669
European Commission Fines	—	14,908	—	14,908

Operating income	64,538	49,783	103,540	91,008
Equity in pretax earnings (loss) of unconsolidated affiliates	1,160	(1,988)	(1,761)	921
Interest expense	19,612	14,155	38,420	26,763

Income before income taxes and other items	46,086	33,640	63,359	65,166
Income taxes	19,154	18,850	25,977	31,303
Minority interests	418	929	(951)	(477)

Net income	$26,514	$13,861	$38,333	$34,340

Earnings per common share - basic	$1.03	$0.54	$1.49	$1.35

Earnings per common share - diluted	$1.03	$0.54	$1.48	$1.34

Retained earnings - beginning of period			$733,763	$679,202
Net income			38,333	34,340
Cash dividends declared ($.84 in 2005, $.78 in 2004)			(21,587)	(19,909)

Retained earnings - end of period			$750,509	$693,633

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2005	September 30, 2004	March 31, 2005
	(Unaudited)	(Unaudited)
ASSETS

Current
Cash and cash equivalents	$81,378	$47,521	$58,625
Accounts receivable, net	475,868	448,336	494,963
Advances to suppliers, net	146,318	148,617	171,906
Accounts receivable - unconsolidated affiliates	2,807	5,550	4,759
Inventories - at lower of cost or market:
Tobacco	797,516	792,981	609,114
Lumber and building products	139,797	146,823	167,333
Agri-products	164,848	126,377	172,448
Other	71,183	53,011	42,473
Prepaid income taxes	8,250	18,322	5,504
Deferred income taxes	6,935	14,535	6,875
Other current assets	58,762	56,100	54,808

Total current assets	1,953,662	1,858,173	1,788,808

Property, plant and equipment - at cost
Land	70,725	72,050	78,127
Buildings	376,490	382,425	395,077
Machinery and equipment	772,416	704,835	746,198

	1,219,631	1,159,310	1,219,402
Less accumulated depreciation	(599,066)	(568,587)	(595,732)

	620,565	590,723	623,670
Other assets
Goodwill and other intangibles	135,164	136,135	138,053
Investments in unconsolidated affiliates	87,018	87,880	98,789
Deferred income taxes	93,265	61,631	85,014
Other noncurrent assets	190,571	119,717	150,990

	506,018	405,363	472,846

Total assets	$3,080,245	$2,854,259	$2,885,324

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2005	September 30, 2004	March 31, 2005
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Notes payable and overdrafts	$495,435	$392,313	$429,470
Accounts payable	362,634	319,096	299,452
Accounts payable - unconsolidated affiliates	1,411	795	279
Customer advances and deposits	144,580	175,263	48,634
Accrued compensation	25,326	27,309	35,621
Income taxes payable	18,588	32,503	32,866
Current portion of long-term obligations	113,432	56,257	123,439

Total current liabilities	1,161,406	1,003,536	969,761

Long-term obligations	835,267	851,735	838,687

Postretirement benefits other than pensions	44,117	42,821	43,459

Other long-term liabilities	134,221	110,616	131,885

Deferred income taxes	41,957	37,629	43,899

Total liabilities	2,216,968	2,046,337	2,027,691

Minority interests	31,115	33,229	32,245

Shareholders’ equity
Preferred stock, no par value, authorized 5,000,000 shares, none issued or outstanding	—	—	—
Common stock, no par value, authorized 100,000,000 shares, 25,715,109 issued and outstanding shares (25,533,406 at September 30, 2004, and 25,668,590 at March 31, 2005)	118,933	112,224	117,520
Retained earnings	750,509	693,633	733,763
Accumulated other comprehensive loss	(37,280)	(31,164)	(28,895)

Total shareholders’ equity	832,162	774,693	822,388

Total liabilities and shareholders’ equity	$3,080,245	$2,854,259	$2,882,324

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Six Months Ended September 30,
	2005	2004
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$38,333	$34,340
Depreciation	33,948	33,044
Amortization	1,875	1,735
Other adjustments to reconcile net income to net cash provided by operating activities	16,811	(6,054)
Changes in operating assets and liabilities	(69,103)	(193,101)
Accrued liability for European Commission fines	—	14,908

Net cash provided (used) by operating activities	21,864	(115,128)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(46,881)	(37,676)
Purchase of business, net of cash acquired	—	(15,934)
Sales of property, plant, and equipment and other	3,798	3,711

Net cash used in investing activities	(43,083)	(49,899)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	82,350	118,593
Issuance of long-term debt	—	95,000
Repayment of long-term debt	(13,554)	(19,525)
Issuance of common stock	1,413	1,168
Dividends paid	(21,587)	(19,909)
Other	(4,152)	(2,249)

Net cash provided by financing activities	44,470	173,078

Effect of exchange rate changes on cash	(498)	160

Net increase in cash and cash equivalents	22,753	8,211
Cash and cash equivalents at beginning of year	58,625	39,310

Cash and cash equivalents at end of period	$81,378	$47,521

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (the “Company” or “Universal”), has operations in tobacco, lumber and building products, and agri-products. Because of the seasonal nature of these businesses, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

NOTE 2. GUARANTEES, OTHER CONTINGENT LIABILITIES, AND OTHER MATTERS

Guarantees and Other Contingent Liabilities

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At September 30, 2005, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $245 million. About 70% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The Company withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company; however, in that case, the Company would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $245 million, and any unpaid accrued interest. The accrual recorded for the value of the guarantees was approximately $6 million and $4 million at September 30, 2005 and 2004, respectively, and approximately $4 million at March 31, 2005. In addition, the Company has contingent liabilities of approximately $7 million that consist primarily of bid and performance bonds. The Company considers the possibility of a material loss on any of the guarantees and other contingencies to be remote.

Zimbabwe

In recent years, economic and political changes in Zimbabwe have led to a significant decline in tobacco production in that country. Universal has been able to offset the effect of this decline on its business with increased production in other countries.

During the six months ended September 30, 2005, the Zimbabwe dollar devalued from an exchange rate of approximately 6,000 to 1 U.S. dollar to 26,000 to 1. In addition, the government reduced the number of days that U.S. dollars can be held in a U.S. dollar bank account from 60 days to 30 days. After 30 days, the U.S. dollars must be converted into Zimbabwe dollars and are thus exposed to devaluation. In this environment, the Company experienced exchange losses of $6.8 million in the six months ended September 30, 2005. In addition, $1.9 million in income taxes were incurred on local currency gains from tobacco sales in U.S. dollars. In October, the currency devalued further to approximately 60,000 to 1.

As inventory is sold in U.S. dollars and the resulting accounts receivable are collected, it is increasingly difficult under the Zimbabwe government’s strict exchange controls to protect the value of the U.S. dollars by using them within 30 days. Only local U.S. dollar bank borrowings or U.S. dollar advances from offshore finance facilities may be used to purchase green tobacco in Zimbabwe, so funds generated from sales cannot be used for these purchases. Absent major improvement in conditions in Zimbabwe, the Company remains exposed to further losses with continued devaluation of the Zimbabwe dollar.

The Company’s ability to recover its long-lived assets there could become impaired. As of September 30, 2005, the Company’s equity in its net assets of subsidiaries in Zimbabwe was approximately $43 million, of which about $19 million was represented by long-lived assets.

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Universal Corporation

European Commission Fine

In 2002, the Company reported that it was aware that the European Commission (the “Commission”) was investigating certain aspects of the leaf tobacco markets in Italy. The Company’s subsidiary, Deltafina, S.p.A. (“Deltafina”), buys and processes tobacco in Italy. The Company reported that it did not believe that the Commission investigation in Italy would result in penalties being assessed against it or its subsidiaries that would be material to the Company’s earnings. The reason the Company held this belief was that it had received conditional immunity from the Commission because Deltafina had voluntarily informed the Commission of the activities that were the basis of the investigation.

On December 28, 2004, the Company received a preliminary indication that the Commission intended to revoke Deltafina’s immunity for disclosing in April 2002 that it had applied for immunity. The Company believed that the Commission did not know all of the facts and circumstances concerning that disclosure. Deltafina informed the Commission of those facts in a hearing in March 2005. In addition, neither the Commission’s Leniency Notice of February 19, 2002, nor Deltafina’s letter of provisional immunity, contains a specific requirement of confidentiality. The potential for such disclosure was discussed with the Commission in March of 2002, and the Commission never told Deltafina that disclosure would affect Deltafina’s immunity. On October 20, 2005, the Company received notification from the Commission that the Commission had imposed fines totaling €30 million (about $36 million) on Deltafina and the Company jointly for infringing European Union antitrust law in connection with the purchase and processing of tobacco in the Italian raw tobacco market.

The Company does not believe that the decision can be reconciled with the Commission’s Statement of Objections and facts. The Company and Deltafina each intend to appeal the decision to the Court of First Instance of the European Communities. Based on consultation with outside counsel, the Company believes it is probable that it will prevail in the appeals process and has not accrued a charge for the fine.

NOTE 3. SEGMENT INFORMATION

Segments are based on product categories. The Company evaluates performance based on segment operating income and equity in pretax earnings of unconsolidated affiliates.

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2005	2004	2005	2004
SALES AND OTHER OPERATING REVENUES
Tobacco	$504,727	$470,795	$900,119	$820,263
Lumber and building products distribution	198,190	193,906	441,386	416,678
Agri-products	216,387	195,470	437,943	360,371

Consolidated total	$919,304	$860,171	$1,779,448	$1,597,312

OPERATING INCOME
Tobacco	$59,736	$43,100	$77,607	$75,337
Lumber and building products distribution	5,349	8,335	20,228	24,087
Agri-products	6,461	3,537	13,982	7,242

Total segment operating income	71,546	54,972	111,817	106,666

Less:
Corporate expenses	5,848	7,177	10,038	14,737
Equity in pretax earnings (loss) of unconsolidated affiliates	1,160	(1,988)	(1,761)	921

Consolidated total	$64,538	$49,783	$103,540	$91,008

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